UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under ss. 240.14a-12

                              CROWN HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                              Crown Holdings, Inc.

                                  One Crown Way
                        Philadelphia, Pennsylvania 19154

                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      2003

                       ---------------------------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the "Company") will be held at the Company's Office located at One Crown Way, Philadelphia, Pennsylvania on the 24th day of April 2003 at 9:30 a.m. to elect Directors and to transact such other business as may properly come before the Meeting.

      The stock transfer books of the Company will not be closed prior to the Meeting. Only Shareholders of Common Stock of record as of the close of business on March 11, 2003 will be entitled to vote.




                                         By Order of the Board of Directors

                                                WILLIAM T. GALLAGHER
                                         Senior Vice President, Secretary &
                                                   General Counsel


Philadelphia, Pennsylvania 19154
March 21, 2003





            WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
              MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
            THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
            AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE.

                              Crown Holdings, Inc.
                                  One Crown Way
                        Philadelphia, Pennsylvania 19154
--------------------------------------------------------------------------------

                    PROXY STATEMENT - MEETING, April 24, 2003

To All Shareholders:

      The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 24, 2003, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Meeting. The cost of soliciting proxies will be borne by the Company. The Company has engaged D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies for a fee of $7,500 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Certain Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or in person without any extra compensation. Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy, or by voting in person at the Meeting.

      The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

      The Annual Report for the year ended December 31, 2002, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement, i.e., on or about March 21, 2003.

      On February 28, 2003, there were 164,882,835 outstanding shares of Common Stock, par value $5.00 per share ("Common Stock").

      Shareholders of Common Stock of record as of March 11, 2003 are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Proxies solicited herein will be voted, and, if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania law and the Company's By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be "votes" and, therefore, will not be given effect either as affirmative or negative votes. Directors are elected by plurality vote. Other matters are determined by a majority of the votes cast.

      Other than as listed below, the Company has, to its knowledge, no other beneficial owner of more than 5 percent of the Common Stock outstanding as of February 28, 2003.

                 Security Ownership of Certain Beneficial Owners
              Amount and Percentage of Common Stock of the Company
                 Owned Beneficially, Directly or Indirectly (1)
                 ----------------------------------------------

                                                            Common
Name and Address of Beneficial Owner                        Shares          %
------------------------------------                       ---------      ----
AXA Financial, Inc. and certain of its affiliates(2)       8,852,883      5.37%

                      -------------------------------------

(1) Based on information filed with the Securities and Exchange Commission. Percentages are derived using the outstanding shares of Common Stock as of February 28, 2003.

(2) AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, all located at 370, rue Saint Honore, 75001 Paris, France, and AXA Courtage Assurance Mutuelle, located at 26, rue Louis le Grand, 75002 Paris, France, as a group act as parent holding company of AXA, located at 25, avenue Matignon, 75008 Paris, France. AXA is the parent holding company of AXA Financial, Inc., located at 1290 Avenue of the Americas, New York, NY 10104, which in turn is the parent holding company of Alliance Capital Management L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The parent holding companies named above report that they may be deemed to be the beneficial owners of the 8,852,883 shares of Common Stock for which Alliance Capital Management L.P. has sole dispositive power, including 4,769,286 shares of Common Stock for which Alliance Capital Management L.P. has sole voting power and 480,378 shares of Common Stock for which Alliance Capital Management L.P. has shared voting power.





                              ELECTION OF DIRECTORS

      The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Nominating Committee.

      The By-Laws of the Company provide for a variable number of Directors from 10 to 18. The Board of Directors has currently fixed the number of Directors at
10. It is intended that the Proxies will be voted for the election of the 10 nominees named below as Directors. None of the nominees, during the last five years, was involved as a defendant in any legal proceedings that could adversely affect his or her capacity to serve as a member of the Board of Directors. The principal occupations stated below are the occupations which the nominees have had during the last five years.

      The Board of Directors recommends that Shareholders vote FOR election of each of the nominees named below. The names of the nominees and information concerning them and their associations as of February 28, 2003, as furnished by the nominees, follow. We regretfully inform the Shareholders that Mr. James L. Pate, a member of the Board of Directors since 1999, died on January 18, 2003.

                                                                                                    Year Became
      Name             Age                      Principal Occupation                                 Director
      ----             ---                      --------------------                                 --------
Jenne K. Britell       60     Chairman and Chief Executive Officer of Structured Ventures;              2000
(b)                           former Executive Officer of several General Electric financial services companies; also a Director of Lincoln National Corporation,
                              Aames Financial Corporation and U.S.-Russia Investment Fund

John W. Conway         57     Chairman of the Board, President and Chief Executive Officer;             1997
(a)                           also a Director of Constar International, West Pharmaceutical Services
                              and PPL Corporation

Arnold W. Donald       48     Chairman and Chief Executive Officer of Merisant Company; former          1999
(c)                           Senior Vice President of Monsanto Company; also a Director of
                              Oil-Dri Corporation of America, Belden, Carnival Corporation,
                              The Scotts Company and The Laclede Group

Marie L. Garibaldi     68     Former Associate Justice of the Supreme Court of New Jersey               2000
(b)

Hans J. Loliger        60     Vice Chairman of Winter Group; former Chief Executive Officer of SPICA    2001
(c), (d)                      Group; also a Director of AMTICO International, Fritz Meyer Holding,
                              Cronat Holding and List Holding

John B. Neff           71     Former Portfolio Manager of Wellington Management Company;                1999
(b), (d)                      also a Director of Greenwich Associates and Amkor Technology;
                              also on the Executive Board of Invemed Catalyst Fund

Thomas A. Ralph        62     Partner, Dechert LLP                                                      1998

Hugues du Rouret       64     Chairman of Beaulieu Patrimoine; former Chairman and Chief Executive      2001
                              Officer of Shell France; also a Director of Gras Savoye and Banque
                              Saint-Olive

Alan W. Rutherford     59     Vice Chairman of the Board, Executive Vice President and Chief            1991
(a)                           Financial Officer; also a Director of Constar International

Harold A. Sorgenti     68     Managing Partner of Sorgenti Investment Partners; Chairman and            1990
(a), (c), (d)                 Chief Executive Officer of SpecChem International Holdings; former
                              Chief Executive Officer of Arco Chemical and former Chairman of Freedom Chemical

             -------------------------------------------------------

(a)  Member of the Executive Committee
(b)  Member of the Audit Committee
(c)  Member of the Executive Compensation Committee
(d)  Member of the Nominating Committee

             -------------------------------------------------------

                            COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                         Amount of Securities of the Company                     Percentage of
      Name                           Owned Beneficially, Directly or Indirectly               Outstanding Shares
William R. Apted (1)                                   205,876                                         *
Jenne K. Britell                                        47,636                                         *
John W. Conway (2) (3)                               6,927,388                                       4.20%
Arnold W. Donald                                        46,443                                         *
Marie L. Garibaldi                                      28,443                                         *
Hans J. Loliger                                         25,917                                         *
Frank J. Mechura (4)                                   217,031                                         *
John B. Neff                                           131,443                                         *
Thomas A. Ralph                                         27,143                                         *
Hugues du Rouret                                        15,420                                         *
Alan W. Rutherford (3) (5)                           6,706,762                                       4.07%
Harold A. Sorgenti                                      38,728                                         *
William H. Voss (6)                                    288,219                                         *
Directors and Executive
   Officers as a Group of 15 (7)                     9,199,162                                       5.58%
_______________________________________

*    Less than 1%.

(1) Includes 205,876 shares of Common Stock subject to presently exercisable options held by Mr. Apted.

(2) Includes 1,111,000 shares of Common Stock subject to presently exercisable options held by Mr. Conway.

(3) Includes 5,740,815 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the "Trust Shares"). Under the Master Retirement Trust, the Benefits Plan Investment Committee (the "Investment Committee") has sole voting and dispositive power with respect to the Trust Shares. As members of the Investment Committee, Mr. Conway and Mr. Rutherford may be deemed to beneficially own the Trust Shares. Mr. Conway and Mr. Rutherford disclaim beneficial ownership of such shares.

(4) Includes 196,725 shares of Common Stock subject to presently exercisable options held by Mr. Mechura.

(5) Includes 886,500 shares of Common Stock subject to presently exercisable options held by Mr. Rutherford.

(6) Includes 278,125 shares of Common Stock subject to presently exercisable options held by Mr. Voss.

(7) Includes 5,740,815 shares of Common Stock which may be deemed to be beneficially owned by certain Directors and Executive Officers by virtue of their membership on the Investment Committee of the Company Master Retirement Trust and 2,909,226 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

      The Directors and Executive Officers of the Company have sole voting and investment power in respect to the securities of the Company listed in the table above, except as to the shares held in the aforementioned trust, with respect to which the trustees have shared voting and investment power, and except as otherwise noted.

      The Company and its subsidiaries utilized the services of Dechert LLP during 2002. Thomas A. Ralph, a Director of the Company, is a partner in that law firm.

                          BOARD MEETINGS AND COMMITTEES

      In 2002, there were seven meetings of the Board of Directors and one meeting of the Executive Committee. Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

      Directors who are not employees of the Company are paid $77,000 annually as base Director's fees (of which $50,000 is paid in Company Common Stock valued at market price when paid) and $1,000 per meeting attended. In addition, a non-employee Director who is Chairperson of a Committee is paid $10,000 annually, while non-employee Director Committee members are paid $7,000 annually, with an attendance fee of $1,000 per meeting. In addition, each non-employee Director first elected to the Board of Directors on or before April 26, 2001 has been granted 3,000 shares of Company Common Stock subject to certain restrictions which lapse as to one-fifth of such shares each year over a five-year period. The Company discontinued the Pension Plan for Outside
Directors as to future Directors elected after July 24, 1997. Non-employee Directors first elected to the Board of Directors on or before July 24, 1997 continue to participate in the Company's Pension Plan for Outside Directors which provides monthly retirement benefits equal to 1/12 of the sum of (x) 50% of the base annual Director's fees paid to non-employee Directors and (y) 10% of the base annual Director's fees for each full year of service in excess of five, up to an annual maximum benefit of 100% of the base annual Director's fee. Non-employee Directors may also participate in the Company's Deferred Compensation Plan for Directors which permits Directors to defer receipt of all, or any part, of their Director's fees, which deferred fees accrue interest at a rate equal to the current interest rate on the Company's commercial paper.

      In 2002, the Audit Committee had eight meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants. The Board of Directors has determined in its business judgment that the Directors who serve on the Audit Committee are all "Independent" as defined in the listing standards of the New York Stock Exchange. The Board of Directors has adopted a written Audit Committee Charter.

      The Audit Committee reviewed the fees of PricewaterhouseCoopers LLP, the Company's independent accountants, for the fiscal years ended December 31, 2002 and December 31, 2001. (1) Audit Fees totaled $6,243,000 and $4,347,000 for the years 2002 and 2001, respectively. These fees represent professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, issuance of comfort letters, consents and assistance with review of documents filed with the Securities and Exchange Commission. (2) Audit Related Fees totaled $458,000 and $1,216,000 for the years 2002 and 2001, respectively. These fees were for assurance and related services for employee benefit plan audits, accounting consultations and audits in connection with business divestitures. (3) Tax Fees totaled $1,233,000 and $766,000 for the years 2002 and 2001, respectively. These fees were for tax compliance, including the preparation of tax returns and claims for refunds; tax planning and advice, including assistance with and representation in tax audits and appeals; and advice related to divestitures. (4) All Other Fees totaled $158,000 and $161,000 for the years 2002 and 2001, respectively, and were for services rendered for internal audit advice and systems security assessments. There were no fees associated with financial information systems design and implementation for either of the years 2002 or 2001. The Audit Committee has considered whether the non-audit fees paid to PricewaterhouseCoopers LLP are compatible with maintaining their independence as accountants.

      In 2002, the Executive Compensation Committee met two times. The Executive
Compensation   Committee  is  responsible   for  the  review  of  the  executive
compensation program.

      There were no meetings of the Nominating Committee in 2002. The Nominating Committee is responsible for recruiting and recommending for membership on the Board of Directors candidates to fill vacancies that may occur. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See "Proposals of Shareholders" for information on bringing nominations for the Board of Directors at the 2004 Annual Meeting.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's five Executive Officers who were the highest paid during 2002:

                                          Summary Compensation Table

                                             Annual Compensation               Long Term Compensation
                                    ----------------------------------------  ------------------------
                                                                                Shares of
                                                                      Other      Common
    Name & Principal                                                 Annual      Stock    Restricted
        Position                                                    Compens-   Underlying  Stock     All Other
                                     Year    Salary        Bonus    ation(1)(2) Options    Awards  Compensation(3)
                                               ($)           ($)00     ($)         (#)        (#)       ($)
----------------------------------------------------------------------------------------------------------------
John W. Conway                       2002    765,000      826,200       --       350,000      --         18,311
- Chairman of the Board,             2001    737,500      590,000       --       690,000      --         17,861
  President and                      2000    600,000      --            --       229,500     20,000(4)   17,861
Chief Executive Officer

Alan W. Rutherford                   2002    455,000      368,550       --       300,000      --           --
- Vice Chairman of the Board,        2001    455,000      273,000       --       540,000      --          2,550
  Executive Vice President and       2000    455,000      --            --       139,000     20,000(4)    2,550
Chief Financial Officer

William R. Apted                     2002    325,000      175,500     141,451    150,000      --           --
- President - European               2001    325,000      130,000      99,860    120,000      --           --
  Division                           2000    248,000      --           61,292     35,188      --           --

Frank J. Mechura                     2002    325,000      164,125       --       150,000      --         11,522
- President - Americas               2001    325,000      122,996       --       120,000      --         11,072
  Division                           2000    257,500       16,097       --          --                   11,072

William H. Voss                      2002    275,000      148,500     209,579    100,000      --         23,067
- President - Asia-Pacific           2001    275,000      110,000     207,438    100,000      --         22,798
  Division                           2000    275,000      --          211,132       --        --         22,798

                              -------------------------------------------------------

(1) The amount of perquisite and other personal benefits for Messrs. Conway, Rutherford and Mechura did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus.

(2) Nearly all of the amounts listed for Messrs. Apted and Voss were paid in respect of their overseas service in Paris and Singapore, respectively, including overseas housing expense allowances to Mr. Apted of $52,327 in 2002, $51,087 in 2001 and $38,100 in 2000 and to Mr. Voss of $90,098 in
     2002,  $81,275 in 2001 and  $72,500  in 2000 and also  including  U.S.  tax equalization payments by the Company for Mr. Apted of $48,093 in 2002 and $14,634 in 2001 and for Mr. Voss of $55,373 in 2002, $44,464 in 2001 and
     $58,932 in 2000.

(3) The amounts shown in this column for Mr. Conway represent $15,311 of life insurance premiums in each of 2002, 2001 and 2000 and $3,000, $2,550 and $2,550 contributed to the 401(k) Retirement Savings Plan in such years; for Mr. Rutherford represent amounts contributed to the 401(k) Retirement Savings Plan; for Mr. Mechura represent $8,522 of life insurance premiums in each of 2002, 2001 and 2000 and $3,000, $2,550 and $2,550 contributed to the 401(k) Retirement Savings Plan in such years; and for Mr. Voss represent $20,248 of life insurance premiums in each of 2002, 2001 and 2000 and $2,819, $2,550 and $2,550 contributed to the 401(k) Retirement Savings Plan in such years. Any benefits paid pursuant to the above referenced insurance policies are credited against amounts payable to the Executive Officer under the Senior Executive Retirement Plan.

(4) Each of Messrs. Conway and Rutherford received grants of 20,000 shares of restricted Company Common Stock, each award having a grant date value of $231,200. These shares vested in 2001.

      Effective January 3, 2000, the Company entered into employment agreements with John W. Conway and Alan W. Rutherford (the "Executives") which provided for them to serve in their positions at their annual base salaries in effect in 2000. In each case, the base salary is reviewed and may be increased in accordance with the Company's regular compensation review policy. The agreements are for a continuous five-year period with automatic one-year extensions each year and will terminate at age 65. Each of the Executives shall have the opportunity to receive an annual bonus under the Company's Management Incentive Plan and awards under the Company's Stock-Based Incentive Compensation Plans commensurate with each Executive's position with the Company. The agreements also entitle each of the Executives to participate in the Company's qualified retirement plans, Senior Executive Retirement Plan and other employee benefit plans and programs in accordance with the terms of those plans and programs.

      Each of the Executives agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company. The Company may waive the Executive's non-competition restriction if the Executive gives up his right to certain payments payable upon the termination of his employment under the employment agreement.

      Under the agreements, if an Executive's employment is terminated because of death or disability, the Company shall pay the Executive (or his estate, if applicable), his base salary through the date of termination, continued base salary through the calendar year in which the termination occurs, and any vested retirement, incentive or other benefits. If an Executive's employment terminates because of his retirement, the Company shall pay to the Executive his base salary through his date of retirement and any vested retirement, incentive or other benefits. If an Executive's employment with the Company is terminated for "Cause" (as defined in the employment agreements), the Company shall pay to the Executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits. If an Executive's employment is terminated by the Company without Cause or by the Executive for "Good Reason" prior to a "Change in Control" (as defined in the employment agreements), in addition to the Executive's base salary through the date of termination, the Company shall pay to the Executive a lump sum payment equal to the sum of (i) his expected annual bonus payment, (ii) any previously earned bonus payment and
(iii) an amount equal to three times the sum of the Executive's base salary and his average bonus over the prior three years. The Company shall also pay to the Executive any vested retirement, incentive or other benefits and shall continue to provide the Executive with health benefits. If an Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason during the one year period following a Change in Control, the Executive will be entitled to the same payments and benefits described in the two preceding sentences, and all stock options granted to such Executive by the Company will become fully vested and immediately exercisable. If an Executive voluntarily terminates his employment without Good Reason, the Company shall pay to the Executive his base salary through his date of termination, a pro-rated annual bonus for the year of termination, and any vested retirement, incentive or other benefits.

      To the  extent an  Executive  would be  subject  to the  excise  tax under
Section 4999 of the Internal Revenue Code on the amounts or benefits to be received from the Company and required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code, the Company will pay to the Executive an additional amount so that the Executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

      Frank J. Mechura borrowed $50,000 on June 19, 1997 and $65,000 on June 3, 2002 from the Company in connection with relocation and housing. The loans are payable on demand and accrue interest at the prime rate. Principal and accrued interest totaled $138,574 as of February 28, 2003.

                        Option Grants In Last Fiscal Year

      The Company's 1997 Stock-Based Incentive Compensation Plan and 2001 Stock-Based Incentive Compensation Plan are administered by the Executive Compensation Committee of the Board of Directors. The following table provides information related to Stock Options granted under these plans in the last fiscal year to the five Named Executive Officers.


                       Number of            % of Total
                Securities Underlying      Option Shares
                    Options Granted    Granted to Employees   Exercise Price     Expiration       Grant Date
                        (A) (B)           in Fiscal Year       Per Share (C)       Date         Present Value (D)
                --------------------   --------------------   --------------     ----------    -----------------
John W. Conway          350,000                 19.23%            $5.30          02/21/12          $1,028,930
Alan W. Rutherford      300,000                 16.48%             5.30          02/21/12             881,940
William R. Apted        150,000                  8.24%             5.30          02/21/12             440,970
Frank J. Mechura        150,000                  8.24%             5.30          02/21/12             440,970
William H. Voss         100,000                  5.49%             5.30          02/21/12             293,980
                              -------------------------------------------------------

(A) All options were non-statutory options, have an exercise price equal to the fair market value of the Company Common Stock on the date of grant, vest in 25% increments every six months starting six months after the grant date, and have a term of ten years.

(B) The Executive Compensation Committee administering the 1997 Stock-Based Incentive Compensation Plan and the 2001 Stock-Based Incentive Compensation Plan has the discretion, subject to plan limits, to modify terms of outstanding options and, subject to shareholder approval, to reprice the options.

(C) The exercise price and tax withholding obligation related to exercise shall be paid either in cash or by delivery of already-owned shares valued at fair market value on the date of exercise.

(D) The Grant Date Present Value was determined using the Black-Scholes option pricing model. The following assumptions were used to estimate the Grant Date Present Value: dividend yield of 0%, risk-free interest rate of 2.39%, estimated volatility of Company Common Stock of 74.5% and estimated average expected option term of the shorter of the term of the option or four years. This valuation model was not adjusted for risk of forfeiture. It is important to note that options will have value to the Named Executive Officers and other recipients only if the stock price advances beyond the grant date exercise price shown in the table during the effective option period.

                     Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

                                                                                                      Value of Unexercised
                                                                       Number of Securities           In-The-Money Options
                                 Number of          Value              Underlying Unexercised            at 12/31/02 (2)
                              Shares Acquired      Realized (1)         Options at 12/31/02          Exercisable/Unexercisable
                               Upon Exercise          ($)             Exercisable/Unexercisable                 ($)
                               --------------     --------------      -------------------------      ------------------------
John W. Conway                  1990 Plan 0            0                     10,000 /       0               0 /          0
                                1994 Plan 0            0                     87,000 /       0               0 /          0
                                1997 Plan 0            0                    514,250 / 152,250          58,650 /     58,650
                                2001 Plan 0            0                    317,500 / 492,500       1,082,875 /  1,546,625

Alan W. Rutherford              1990 Plan 0            0                     28,500 /       0               0 /          0
                                1994 Plan 0            0                    110,000 /       0               0 /          0
                                1997 Plan 0            0                    348,000 / 115,000          45,900 /     45,900
                                2001 Plan 0            0                    255,000 / 405,000         864,750 /  1,262,250

William R. Apted                1990 Plan 0            0                     11,250 /   3,750               0 /          0
                                1994 Plan 0            0                      7,688 /       0               0 /          0
                                1997 Plan 0            0                     96,188 / 167,188          17,850 /     17,850
                                2001 Plan 0            0                     25,000 /  25,000         191,875 /    390,625

Frank J. Mechura                1990 Plan 0            0                     15,000 /   5,000               0 /          0
                                1994 Plan 0            0                     24,000 /       0               0 /          0
                                1997 Plan 0            0                     67,100 / 135,625          10,200 /     10,200
                                2001 Plan 0            0                     40,000 /  40,000         247,375 /    446,125

William H. Voss                 1990 Plan 0            0                     56,625 /  17,875               0 /          0
                                1994 Plan 0            0                     41,000 /       0               0 /          0
                                1997 Plan 0            0                    108,000 / 110,000          12,750 /     12,750
                                2001 Plan 0            0                     25,000 /  25,000         158,750 /    291,250

                                    -------------------------------------------------------

(1) Value  Realized is the  difference  between the price of the Company  Common  Stock on the date  exercised  and the option exercise price.

(2)  Value of the Unexercised  Options is the difference  between the closing market price on December 31, 2002 of the Company
     Common Stock and the option exercise price.

                               Retirement Program

      The Company maintains a Salaried Pension Plan ("Pension Plan") for certain eligible employees in the United States meeting minimum eligibility requirements in which four Named Executive Officers (Messrs. Conway, Rutherford, Mechura and
Voss) participate. The Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years. For purposes of the Pension Plan, earnings consist of salary excluding any bonus. These average earnings are multiplied by 1.25%. This result is then multiplied by years of service, which yields the annual Company-funded pension benefit. Under federal law for 2003, benefits from a qualified retirement plan are limited to $160,000 per year and may be based only on the first $200,000 of an employee's annual earnings. The benefits payable under the Pension Plan are generally not subject to reduction for Social Security or other offset amounts.

      For illustration purposes, the following table shows estimated maximum annual Company-funded retirement benefits payable from the Pension Plan to employees who retire at age 65, assuming the employees receive their benefit as a single life annuity, without survivor benefits:

      Final                                               Years of Service
     Average
    Earnings             25                  30                 35                  40                  45
---------------------------------------------------------------------------------------------------------------
   $50,000             $15,625            $18,750             $21,875             $ 25,000          $ 28,125
   100,000              31,250             37,500              43,750               50,000            56,250
   150,000              46,875             56,250              65,625               75,000            84,375
   200,000              62,500             75,000              87,500              100,000           112,500
    and above

      The Company also maintains the Senior Executive Retirement Plan ("SERP") in which nine key executives, including the five above-Named Executive Officers, participate. In general, the annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% of the average of the five highest consecutive years of earnings times years of service up to twenty years plus (ii) 1.67% of such earnings for the next fifteen years plus (iii) 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits and the Company-funded portion of the executive's Pension Plan benefits and 401(k) Retirement Savings Plan benefits. Based upon the above, the annual benefit, estimated as of December 31, 2002, under the SERP at retirement at age 65, assuming annual salary increases of 5%, would be $1,412,401 for Mr. Conway, $689,444 for Mr. Rutherford, $391,509 for Mr. Apted, $487,606 for Mr. Mechura and $309,646 for Mr. Voss.

      Participants in the SERP may elect to take all or part of their annual retirement benefit in a lump sum at retirement, the amount of which is determined by present valuing the actuarially determined future annual payments. The SERP also provides a lump-sum death benefit of five times the annual retirement benefit and subsidized survivor benefits.

      SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or employment termination (other than for cause) after a change in control of the Company. A "change in control" under the SERP occurs if: 1) a person (other than a Company employee benefit plan) becomes the beneficial owner of 25% or more of the voting power of the Company; 2) over a two year period Directors at the beginning of the period and new Directors approved by such Directors cease to constitute a majority of the Board; or 3) the Shareholders approve certain mergers or consolidations, a sale of substantially all of the Company's assets or a complete liquidation of the Company.

     Years of service credited under the Pension Plan and the SERP for the above-Named Executive Officers are: Mr. Conway - 28 years, Mr. Rutherford - 29 years, Mr. Apted - 6 years, Mr. Mechura - 35 years and Mr. Voss - 33 years.

                          COMPARATIVE STOCK PERFORMANCE
               Comparison of Five-Year Cumulative Total Return (a)
   Crown Holdings, S&P 500 Index, Dow Jones "Containers & Packaging" Index (b)


Five Year Comparison
   (The Performance Graph appears here. See the table below for plot points.)

                                                 Fiscal  Year  Ended  December  31,
                                             1997    1998   1999   2000    2001    2002
Crown Cork & Seal                            100      63     48      18      6       19
S&P 500 Index                                100     129    156     141    125       97
Dow Jones "Containers & Packaging" Index     100      90     86      56     70       75

(a) Assumes that the value of the investment in Crown Holdings Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested.

(b) Industry index is weighted by market capitalization and is comprised of Crown Holdings, Aptargroup, Ball, Bemis, Chesapeake, Owens-Illinois, Packaging Corp. of America, Pactiv, Sealed Air, Smurfit-Stone Container, Sonoco Products and Temple-Inland.

        EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Directors is composed entirely of independent directors and is responsible for establishing and administering the executive compensation program at Crown Holdings, Inc. We submit this report to Shareholders describing both the principles under which the program is administered and the decisions that directly impacted the Chief Executive Officer during 2002.

Principles

      Our guiding principle is to provide a program that enables the Company to retain and motivate a team of high quality executives who will create long-term value for the Shareholders. We do this by:

     o developing an ownership-oriented program that rewards for long-term improvement in total Shareholder return;

     o integrating all facets of the executive compensation program with the Company's short and long-term objectives and strategies;

     o regularly commissioning studies of competitive pay practices within the container industry and other manufacturing companies to ensure pay opportunities are generally within competitive norms; and

     o    working  with  independent   management  consultants  to  monitor  the
          effectiveness of the entire program.

      In order to improve the Company's performance and shareholder value, we must continue to motivate existing management as well as attract and retain experienced managers at all levels in the Company. We believe our program is closely aligned with sustained improvement in Company performance and increased Shareholder value in all economic conditions. The specific components of the program are described below.

      Base Salaries - In order to attract and retain high quality executives, we endeavor to maintain senior executive salaries within the competitive market rates as defined by the container and manufacturing industries. The competitive market includes, but is not limited to, companies of Crown Holdings' size in the container, non-durable manufacturing and general industry segments.

      Annual Incentive Bonus Awards - The Management Incentive Plan calls for the achievement of the Company's targets. In 2002, the Plan called for the Company to achieve substantially improved free cash flow to reduce debt levels in the Company.

      Long Term Incentives - The Committee believes that stock options, and other stock-based incentives, are an important link between the executive and Shareholder interests, and it is for that reason that grants have always been a part of the executive compensation program. The program administered by the Committee offers annual grants that vary in size based on the Company's and the executive's performance. As part of its ongoing review of the competitiveness and effectiveness of the Company's executive compensation programs, the
Committee annually evaluates the components of the compensation system as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the compensation paid to the Company's executives should be at risk contingent on the Company's operating and market performance. Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance measures, in an effort to more closely align compensation with Shareholder interests and to increase executives' focus on the Company's long-term performance.

      In summary, the Committee believes that its role in administering the executive compensation program is critical to the objective of driving performances to the ultimate benefit of the Shareholders. Base salaries need to be within competitive norms so that executives will be attracted, retained and motivated to fulfill their roles and responsibilities over the long-term. Annual incentive bonus awards deliver the message that competitive pay is received only when earnings and other strategic goals are achieved. In addition, benefits realized from long term incentives, in the form of annual stock option grants, require continuous improvement in value created for the Shareholder.

Specific Decisions Impacting Compensation for the Chairman and Chief Executive Officer

      Based on the policies and practices described above, Mr. Conway's base salary was increased to $765,000 on March 1, 2001 and remained the same during 2002; a bonus of $826,200 was earned as a part of the 2002 Management Incentive Plan; and options to purchase 350,000 shares of Common Stock were granted during the year.

      Mr. Conway continued to implement the plans which were initiated in 2001 and 2002 with great success. Profitability improved in all divisions due to pricing initiatives which became effective during the year. The Company continued with its asset disposal program and completed a successful initial public offering for the Company's plastic-bottle subsidiary Constar International in November 2002. This, along with other divestitures earlier in the year, raised net proceeds of $661 million which went to reduce debt. The Company continued to reduce working capital during 2002 and improved free cash flow as a result. All these actions resulted in net debt being reduced by $1.2 billion or almost 25% in the year 2002. In early 2003 the Company was able to successfully return to the financial markets and refinanced its debt giving the Company a stable capital structure with no significant near-term maturities.

      Section 162(m) of the Internal Revenue Code generally disallows a deduction for annual compensation to a public company's chief executive officer and any of the four other most highly compensated officers in excess of $1,000,000, unless such compensation is "performance based" as defined under
Section 162(m). A portion of Mr. Conway's 2002 compensation exceeded the threshold. Because the Company's costs in realizing tax benefits under Section 162(m) may outweigh those benefits, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable. All stock options granted in 2002 to Crown executive officers are "performance based."

      This report is respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.


                                                Harold A. Sorgenti, Chairman
                                                Arnold W. Donald
                                                Hans J. Loliger

                             AUDIT COMMITTEE REPORT

      The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants.

      In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with the Company's management and its independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The Company's independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States. PricewaterhouseCoopers LLP has informed the Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2002.

      The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent accountants the accountants' independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent accountants as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.



                                                John B. Neff, Chairman
                                                Jenne K. Britell
                                                Marie L. Garibaldi

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2002, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements, except that, because of an administrative error, James L. Pate, a Director of the Company who died on January 18, 2003, was late in filing a Form 4 reporting his sale on December 24, 2002 of 200 shares of Common Stock in connection with the liquidation of two trusts established for his grandchildren. The disposition of these shares was reported on his Form 4 filed on January 3, 2003.



                            PROPOSALS OF SHAREHOLDERS

      In order to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting of the Company, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 21, 2003. In addition, the Company's By-Laws currently provide that a Shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company's By-Laws will be furnished one copy without charge upon written request to the Secretary.



                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP is the independent accountant for the most recently completed fiscal year and has been selected by the Audit Committee of the Board of Directors to continue in that capacity for the current year. PricewaterhouseCoopers LLP performs annual audits of the Company's financial statements and assists the Company in the preparation of various tax returns around the world. A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the Meeting or submitted in writing to the Office of the Secretary of the Company before the Meeting.

                                  OTHER MATTERS

      The Board of Directors knows of no other matter that may be presented for Shareholders' action at the Meeting, but if other matters do properly come before the Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

      The Company will file its 2002 Annual Report on Form 10-K with the Securities and Exchange Commission on or before March 31, 2003. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder after March 31, 2003. Requests for copies of the Report should be sent to: Senior Vice President - Finance, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.


                                            WILLIAM T. GALLAGHER
                                            Senior Vice President, Secretary &
                                             General Counsel

                                            Philadelphia, Pennsylvania 19154
                                            March 21, 2003

                              CROWN HOLDINGS, INC.
                     One Crown Way, Philadelphia, PA 19154
                          PROXY FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 24, 2003

The undersigned  hereby appoints John W. Conway,  Alan W. Rutherford and William
T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 11, 2003 at the Annual Meeting of Shareholders to be held on April 24, 2003 or any adjournments thereof, for the items shown below and in any other matter that may properly come before the Meeting:

P
R
O
X
Y

1. FOR the election of a Board of ten Directors:

Jenne K. Britell, John W. Conway, Arnold W. Donald, Marie L. Garibaldi, Hans J. Loliger, John B. Neff, Thomas A. Ralph, Hugues du Rouret,
Alan W. Rutherford and Harold A. Sorgenti.

(change of address/comments)

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side.)

You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                              ------------------
                                                              |SEE REVERSE SIDE|
                                                              ------------------

--------------------------------------------------------------------------------

[LOGO] CROWN HOLDINGS, INC.


             The 2003 Annual Meeting of Shareholders will be held on
                   April 24, 2003 at 9:30 a.m. at our offices:

                 Crown Holdings, Inc.
                 One Crown Way
                 Philadelphia, PA 19154-4599
                 Main Phone: (216) 698-5100


             For directions to Annual Meeting, see reverse side.

x        Please mark your
         votes as in this
         example.


------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
This proxy, when properly executed, will be voted in the manner directed herein by the Shareholder. If no direction is made, this proxy will be voted "FOR" Proposal 1.

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The Board of Directors recommends a vote for Proposal 1.

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                                                     FOR       WITHHELD
1. Election of Directors (See Reverse Side)          [  ]        [  ]


For, except vote withheld from the following nominee(s):

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If you receive more than one Annual  Report at the
address  set forth on the  proxy  card and have no              [   ]
need for the extra copy, please check the box at the right. This will not affect the distribution of proxy materials.

MARK HERE FOR ADDRESS
CHANGE AND NOTE ON                                              [   ]
REVERSE SIDE







SIGNATURE(S)

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DATE

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Note: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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